                       ----------------------------------
                                 Notice of 1997
                                 Annual Meeting
                                of Shareholders
                              and Proxy Statement
                       ----------------------------------



Table of Contents
--------------------------------------------------------------------------------
                                                                            Page
                                                                            ----

LETTER FROM THE CHAIRMAN....................................................   1

NOTICE OF 1997 ANNUAL MEETING OF SHAREHOLDERS...............................   2

PROXY STATEMENT.............................................................   3

   PROPOSAL 1:  ELECTION OF DIRECTORS.......................................   3

     Procedures for Nominating Directors....................................   5

     Voting Securities and Principal Holders Thereof........................   6

     Compensation of Directors..............................................   7

     Compensation of Executive Officers.....................................   8

     Reports of the Compensation Committees on Executive Compensation.......  11

     Shareholder Return Graph...............................................  15

     Compensation Plans.....................................................  16

     Compensation Committee Interlocks and Insider Participation in
      Compensation Decisions................................................  17

   PROPOSAL 2:  APPOINTMENT OF INDEPENDENT AUDITORS.........................  18

   OTHER MATTERS............................................................  18
================================================================================


  Fund American Enterprises Holdings, Inc. (the "Company" and, together with its subsidiaries, "Fund American") is a New Hampshire-based financial services holding company. The Company's business activities are conducted principally through its wholly-owned operating subsidiaries: (i) White Mountains Holdings, Inc. and its affiliates ("White Mountains") and (ii) Source One Mortgage Services Corporation, one of the nation's largest mortgage banking companies, and its subsidiaries ("Source One").

  White Mountains' insurance operations principally include: (i) Valley Insurance Company ("Valley"), an Oregon-based property and casualty insurance company; (ii) Charter Indemnity Company ("Charter"), a Texas-based non-standard automobile insurer; (iii) White Mountains Insurance Company ("WMIC"), a New Hampshire-based commercial property and casualty insurer; (iv) a 25% economic interest in Financial Security Assurance Holdings Ltd. ("FSA"), a New York-based Aaa/AAA writer of financial guarantee insurance; (v) a 50% interest in Folksamerica Holding Company, Inc. ("Folksamerica"), a New York-based broker-market reinsurer; and (vi) a 33% stake in Main Street America Holdings, Inc. ("MSA"), a unit of National Grange Mutual Insurance Company, a New Hampshire-based property and casualty insurer.

  Fund American also owns a passive investment portfolio consisting mainly of common equity securities. Prospectively, management's primary strategic goal is to either (i) reinvest Fund American's passive investments, together with other resources available to Fund American, into operating businesses in which management has knowledge and experience (if appropriate opportunities can be found) or (ii) return excess capital to shareholders through common stock repurchases. Fund American believes that this strategy will, over time, further enhance shareholder value.

--------
Fund
American                                      John J. Byrne
--------                                      Chairman




                                              March 31, 1997



Dear Shareholders:

  I would like to invite all shareholders to attend the 1997 Annual Meeting of Fund American Enterprises Holdings, Inc., to be held on Thursday, May 29, 1997, at 9:00 a.m. This year's meeting will take place on the campus of Dartmouth College, not far from our corporate office in Hanover, New Hampshire. I welcome you all to join me for the morning in our home state.

  We will begin the meeting with a discussion and shareholder vote on the proposals set forth in the accompanying Proxy Statement and on such other matters properly brought before the meeting. At the meeting you will be asked to consider and vote on the following issues:

  1) the election of three directors;

     and

  2) ratification of the appointment of our independent auditors.

  Whether or not you plan to attend the meeting, you can ensure that your shares are properly represented at the meeting by promptly completing, signing, dating and returning your proxy card in the enclosed envelope.

                                         Respectfully submitted,

                                         John J. Byrne


                   Fund American Enterprises Holdings, Inc.
                             80 South Main Street
                       Hanover, New Hampshire 03755-2053

                   FUND AMERICAN ENTERPRISES HOLDINGS, INC.

                 NOTICE OF 1997 ANNUAL MEETING OF SHAREHOLDERS

                                 May 29, 1997


                                                    March 31, 1997


  Notice is hereby given that the 1997 Annual Meeting of Shareholders of Fund American Enterprises Holdings, Inc. will be held on Thursday, May 29, 1997, at 9:00 a.m. at Byrne Hall, Amos Tuck School of Business at Dartmouth College, Hanover, New Hampshire 03755. At the meeting you will be asked to consider and vote upon the following proposals:

  (a) to elect three directors to Class III with terms ending in 2000;

  (b) to appoint KPMG Peat Marwick LLP as Independent Auditors for the 1997 audit examination; and

  (c) to transact such other business, if any, as may be properly brought before the meeting.

  Shareholders of record on the record date, March 31, 1997, (i) who are individuals, may attend and vote at the meeting in person or by proxy or (ii) which are corporations or other entities, may be represented and vote at the meeting by a duly authorized representative or by proxy. A list of all shareholders entitled to vote at the meeting will be open for public examination by shareholders during regular business hours from May 5, 1997, until 12:00 noon on May 29, 1997, at the corporate office of Fund American Enterprises Holdings, Inc., 80 South Main Street, Hanover, New Hampshire 03755-2053.

  All shareholders are cordially invited to attend this meeting.

                                    By Order of the Board of Directors,

                                    Dennis P. Beaulieu
                                    Corporate Secretary


  Shareholders are invited to complete and sign the accompanying proxy card to be returned to Fund American Enterprises Holdings, Inc., c/o First Chicago Trust Company of New York, Post Office Box 8085, Edison, New Jersey 08818-9052, in the envelope provided, whether or not they expect to attend the meeting.

  It is important that the enclosed proxy card be completed and returned promptly.

                   FUND AMERICAN ENTERPRISES HOLDINGS, INC.

                                PROXY STATEMENT


  This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Company's Board of Directors (the "Board") for the 1997 Annual Meeting of Shareholders (the "1997 Annual Meeting"), to be held on May 29, 1997. The solicitation of proxies will be made primarily by mail, and this Proxy Statement and proxy materials will be distributed to registered shareholders on or about April 4, 1997.

  Holders of shares of the Company's Common Stock, par value $1.00 per share ("Shares"), registered in their name as of the close of business on March 31, 1997, the record date, are entitled to vote at the meeting. Holders of Shares are entitled to one vote per Share.

  You can ensure that your Shares are properly voted at the meeting by completing, signing, dating and returning the enclosed proxy card in the envelope provided. A shareholder has the right to appoint another person (who need not be a shareholder) to represent the shareholder at the meeting by completing an alternative form of proxy which can be obtained from the Corporate Secretary or by notifying the Inspectors of Election. Shareholders have the right to revoke their proxies, at any time prior to the time their shares are actually voted, by (i) filing a written notice of revocation with the Corporate Secretary, (ii) presenting another proxy with a later date or (iii) notifying the Inspectors of Election in writing of such revocation. Sending in a signed proxy will not affect your right to attend the meeting and vote. If a shareholder attends the meeting and votes in person, his or her proxy is considered revoked.


                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

The Board is divided into three classes (each a "Class").


  At the 1997 Annual Meeting Messrs. Clark, Jr., Cochran and Zankel are nominated to be elected to Class III with terms ending in 2000. The Board recommends a vote FOR Proposal 1 which calls for the election of the 1997 nominees.

  The current members and terms of each Class are set forth below:


-------------------------------------------------------
                                              Director
Director                              Age     since
-------------------------------------------------------
Class I - Terms Ending in 1998
 Howard L. Clark                      81       1985
 K. Thomas Kemp                       56       1994
 Gordon S. Macklin                    68       1987
-------------------------------------------------------
Class II - Terms Ending in 1999
 John J. Byrne                        64       1985
 George J. Gillespie, III             66       1986
 Frank A. Olson                       64       1996
-------------------------------------------------------
Class III - Terms Ending in 1997
 Howard L. Clark, Jr.*                53       1986
 Robert P. Cochran*                   47       1994
 Arthur Zankel*                       65       1992
=======================================================

*Nominee at the 1997 Annual Meeting

  The following information with respect to the principal occupation, business experience and other affiliations of the nominees and directors has been furnished to the Company by the nominees and directors.

Class I

  Howard L. Clark was a director of the Company from 1981 until 1983 and became a director again in 1985. Mr. Clark served as an advisor to the Board of Directors of American Express Company ("American Express") from 1979 to 1993 and was that company's Chairman of the Executive Committee from 1977 to 1979, when he retired, and Chief Executive Officer from 1960 to 1977. Mr. Clark's son, Howard L. Clark, Jr., is also a director of the Company. See "Compensation Committee Interlocks and Insider Participation in Compensation Decisions."

  K. Thomas Kemp has been a director of the Company since 1994. Mr. Kemp serves as the Company's Executive Vice President and is also White Mountains' Chairman and Chief Executive Officer. Mr. Kemp has also served as Vice President, Treasurer and Secretary since 1991 and was a Vice President of Fireman's Fund Insurance Company ("Fireman's Fund") from 1990 to January 2, 1991. Prior to joining Fireman's Fund, Mr. Kemp was President of Resolute Reinsurance Company. Mr. Kemp is also a director of FSA, WMIC, Valley, Charter, Folksamerica, American Direct Business Insurance, SDN Bancorp, MSA, and Fund American Enterprises, Inc. ("FAE"), a wholly-owned subsidiary of the Company.

  Gordon S. Macklin has been a director of the Company since 1987. Mr. Macklin served as Chairman of Hambrecht and Quist Group, a venture capital and investment banking company, from 1987 until 1992. Prior to that, Mr. Macklin served as President of the National Association of Securities Dealers, Inc. from 1970. He is currently Chairman of White River Corporation ("White River"); a director of Source One, MCI Communications Corporation, MedImmune Inc., CCC Information Services Group, Inc., Shoppers Express, Inc. and Spacehab, Inc. and a trustee, director or managing general partner (as the case may be) of 53 of the investment companies in the Franklin Templeton Group of Funds. White River was formerly a subsidiary of the Company. See "Compensation Committee Interlocks and Insider Participation in Compensation Decisions."

Class II

  John J. Byrne has been Chairman of the Company since 1985. Mr. Byrne has also served as President and Chief Executive Officer since 1990, as Chief Executive Officer from 1985 to 1990 and was Chief Executive Officer of Fireman's Fund from 1989 through January 2, 1991. Prior to that, he was Chairman and Chief Executive Officer of GEICO Corporation from 1976 to 1985. Mr. Byrne is also a director of FAE, FSA, White Mountains, Terra Nova (Bermuda) Holdings Ltd. and Travelers Property Casualty Corp.

  George J. Gillespie, III has been a director of the Company since 1986. He is a Partner in the law firm of Cravath, Swaine & Moore, which position he has held since 1963. He is also a director of The Washington Post Company. Cravath, Swaine & Moore has been retained by Fund American from time to time to perform legal services. See "Compensation Committee Interlocks and Insider Participation in Compensation Decisions."

  Frank A. Olson has been a director of the Company since November 1996. He is Chairman and Chief Executive Officer of The Hertz Corporation and has been with that company since 1964. He is also a director of Becton Dickinson and Company, Cooper Industries and Commonwealth Edison Co. and was formerly Chairman and Chief Executive Officer of Allegis Corporation and United Airlines.

Class III

  Howard L. Clark, Jr. was a director of the Company from 1986 until 1990, and was an advisor to the Board from 1990 to 1993 when he was re-elected as a director. He is Vice Chairman of Lehman Brothers Inc. and was Chairman and Chief Executive Officer of Shearson Lehman Brothers, Inc. from 1990 to 1993. Prior to joining Shearson Lehman Brothers, Inc., Mr. Clark was Executive Vice President and Chief Financial Officer of American Express. He is also a director of The Maytag Corporation, Plasti-Line, Inc. and Walter Industries, Inc. Mr. Clark, Jr. is the son of Howard L. Clark, who is also a director of the Company. Lehman Brothers, Inc. provides various services to Fund American from time to time. See "Compensation Committee Interlocks and Insider Participation in Compensation Decisions."

  Robert P. Cochran has been a director of the Company since 1994. Mr. Cochran was a founding principal of FSA and has served FSA in various capacities since 1985. He has been President and Chief Executive Officer and a director of FSA since 1990. He is also Chairman of Financial Security Assurance Inc. and Financial Security Assurance (U.K.) Ltd. and is a director of White Mountains. FSA has been retained by Fund American to manage portions of its fixed maturity investment portfolio. See "Compensation Committee Interlocks and Insider Participation in Compensation Decisions."

  Arthur Zankel has been a director of the Company since 1992. He is presently Co-Managing Partner of First Manhattan Co., an investment advisor and broker-dealer. He has been a General Partner at First Manhattan Co. since 1965. Mr. Zankel is also a director of Travelers Group Inc., Travelers Property Casualty Corp. and VICORP Restaurants, Inc. First Manhattan Co. has been retained from time to time by Fund American to perform various brokerage and advisory services. See "Compensation Committee Interlocks and Insider Participation in Compensation Decisions."

Committees of the Board of Directors

  The Audit Committee, comprised of certain nonemployee directors (Messrs. Clark; Clark, Jr.; Olson and Zankel), has general responsibility for the oversight and surveillance of the accounting, reporting and financial control practices of Fund American. The Audit Committee annually reviews the qualifications of the Independent Auditors; makes recommendations to the Board as to their selection; and reviews the plan, fees and results of their audit. Mr. Clark, Jr. is Chairman of the Audit Committee.

  The Compensation Committee, comprised of certain nonemployee directors (Messrs. Clark; Cochran; Macklin and Olson), oversees Fund American's stock-based compensation and benefit policies and programs, including administration of the Long-Term Incentive Plan (the "Incentive Plan"), the Fund American Voluntary Deferred Compensation Plan (the "Deferred Compensation Plan") and the Fund American Deferred Benefit Plan (the "Deferred Benefit Plan"). Mr. Macklin is Chairman of the Compensation Committee.

  The Human Resources Committee, comprised of certain nonemployee directors (Messrs. Clark; Clark, Jr., Cochran; Gillespie, Macklin, Olson and Zankel), sets the annual salaries and bonuses for elected officers and certain other key employees. Mr. Macklin is Chairman of the Human Resources Committee.

Meetings of the Board of Directors

  During 1996 the following meetings of the Board were held: four meetings of the full Board; two meetings of the Audit Committee; one meeting of the Compensation Committee and three meetings of the Human Resources Committee. In 1996 each director attended more than 75% of all meetings of the Board and each member of the Audit Committee, Compensation Committee and the Human Resources Committee attended more than 75% of all such committee meetings, except Mr. Clark who was unable to attend two of the four Board meetings, one of the two 1996 Audit Committee meetings, the Compensation Committee meeting and one of the three Human Resources Committee meetings.

                      PROCEDURES FOR NOMINATING DIRECTORS

  Under the Company's Bylaws, any shareholder entitled to vote for the election of directors that is a qualified holder of record of Shares having an aggregate market value of at least $1,000 may nominate persons for election as director, but only if the following procedures are followed:

  In general, the shareholder must give written notice to the Corporate Secretary not later than (i) 90 days in advance of the meeting with respect to an election to be held at an annual meeting of shareholders, and (ii) with respect to an election to be held at a special meeting of shareholders, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders.

  The notice must include: (i) the name and address of the shareholder who intends to make the nomination and the name and address of the person or persons to be nominated; (ii) a representation that the shareholder is a qualified holder of record of Shares having an aggregate market value of at least $1,000 and that the shareholder intends to appear at the meeting, in person or by proxy, to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination, or nominations, are to be made by the shareholder; (iv) such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission (the "SEC") had each nominee been nominated, or intended to be nominated, by the Company; and (v) the consent of each nominee to serve as a director of the Company if so elected.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

    As of March 31, 1997, there were 6,894,691 Shares outstanding, each Share entitled to one vote. To the knowledge of the Company, there was no person or entity beneficially owning more than 5% of Shares outstanding as of March 31, 1997, except as shown below:



                                                    Principal Holders of Shares
------------------------------------------------------------------------------------------------------------------------
                                                                                            Number
                                                                                           of Shares
Name and address of beneficial owner                                                          owned      Percent (d)
------------------------------------------------------------------------------------------------------------------------
JOHN J. BYRNE   80 South Main Street, Hanover, NH 03755 (a)                                1,464,882           18.6%

FRANKLIN MUTUAL ADVISORS, INC.   777 Mariners Island Blvd., San Mateo, CA 94403 (b)        1,243,895           18.0%

GSB INVESTMENT MANAGEMENT, INC.   301 Commerce Street, Fort Worth, TX 76102 (b)              759,431           11.0%

ALLIANZ ASSET ACCUMULATION PLAN   777 San Marin Drive, Novato, CA 94998 (c)                  736,260           10.7%
========================================================================================================================

(a) Includes warrants to purchase 1,000,000 Shares, which warrants Mr. Byrne purchased from American Express in 1985. The warrants are exercisable at $21.66 per Share through January 2, 2002; however, Mr. Byrne shall not exercise any of the warrants until the day after his employment by the Company is terminated. Mr. Byrne has sole voting and investment power (or shares such power with his spouse) with respect to the Shares for which he claims beneficial ownership. Does not include 146,500 Shares donated to charitable foundations for which Mr. Byrne disclaims beneficial ownership, but for which his spouse retains voting power. Does not include vested cash-only Share equivalents ("Phantom Shares") held pursuant to the Deferred Compensation Plan and the Deferred Benefit Plan. See "Compensation Plans - Fund American Retirement Plans".
(b) According to filings by such holders with the SEC, the Shares beneficially owned by the holders named above were acquired solely for investment purposes on behalf of client investment advisory accounts of such holders.
(c) Represents Shares beneficially owned by employees of Fireman's Fund pursuant to an employee incentive savings plan. The trustee for such plan votes the Shares held by the plan in accordance with directions given by the participating Fireman's Fund employees to whose accounts Shares have been allocated.
(d) Determined based on the beneficial ownership provisions specified in Rule 13d-3(d)(1) of the Securities Exchange Act of 1934 (the "Exchange Act").

        Beneficial Stock Ownership of Directors and Executive Officers

    The following table sets forth, as of March 31, 1997, beneficial ownership of Shares by each director of the Company, by each of the "Named Executive Officers" as defined herein currently holding office, and by all directors and executive officers as a group.


-------------------------------------------------------------------------------------------------------------
                                                                           Number of
Name and address of beneficial owner                                     Shares owned             Percent (e)
-------------------------------------------------------------------------------------------------------------
TERRY L. BAXTER    80 South Main Street, Hanover, NH 03755                      43(a)                      *
JOHN J. BYRNE     80 South Main Street, Hanover, NH 03755                1,464,882(a)(b)                18.6%
HOWARD L. CLARK   80 South Main Street, Hanover, NH 03755                    2,000                         *
HOWARD L. CLARK, JR.   80 South Main Street, Hanover, NH 03755               1,000                         *
ROBERT P. COCHRAN    350 Park Avenue, New York, NY 10022                         0(a)                      0
JAMES A. CONRAD    27555 Farmington Road, Farmington Hills, MI 48334           921                         *
GEORGE J. GILLESPIE, III    80 South Main Street, Hanover, NH 03755          1,000                         *
K. THOMAS KEMP     80 South Main Street, Hanover, NH 03755                  23,537(a)(c)                  .3%
GORDON S. MACKLIN     80 South Main Street, Hanover, NH 03755                8,000                        .1%
FRANK A. OLSON     80 South Main Street, Hanover, NH 03755                     500                         *
ALLAN L. WATERS     80 South Main Street, Hanover, NH 03755                  5,900(a)                      *
ARTHUR ZANKEL     80 South Main Street, Hanover, NH 03755                   12,600(d)                     .2%
All directors and executive officers as a group                          1,521,704(a)(b)(c)(d)          19.3%
=============================================================================================================

*  Represents less than .1% of the outstanding Shares.

(a) Does not include Phantom Shares held pursuant to the Deferred Compensation Plan and the Deferred Benefit Plan. See "Compensation Plans - Fund American Retirement Plans".
(b) Includes warrants to purchase 1,000,000 Shares, which warrants Mr. Byrne purchased from American Express in 1985. The warrants are exercisable at $21.66 per Share through January 2, 2002; however, Mr. Byrne shall not exercise any of the warrants until the day after his employment by the Company is terminated. Mr. Byrne has sole voting and investment power (or shares such power with his spouse) with respect to the Shares for which he claims beneficial ownership. Does not include 146,500 Shares donated to charitable foundations for which Mr. Byrne disclaims beneficial ownership, but for which his spouse retains voting power.
(c) Includes currently exercisable stock options held by Mr. Kemp to purchase 2,000 Shares.
(d) Does not include 56 Shares for which Mr. Zankel disclaims beneficial ownership. First Manhattan Co., a partnership in which Mr. Zankel is Co-Managing Partner, has investment and/or voting discretion with respect to such Shares.
(e) Determined based on the beneficial ownership provisions specified in Rule 13d-3(d)(1) of the Exchange Act. Except to the extent indicated above, all executive officers and directors have (or share with their spouse) sole voting and investment power with respect to the Shares for which they claim beneficial ownership.

                           COMPENSATION OF DIRECTORS

    Directors who are not officers of Fund American received a retainer of $45,000 for 1996 and a fee of $1,000 for each Board meeting attended. Messrs. Clark, Jr. and Macklin also received an additional retainer of $3,000 for 1996 as Chairman of the Audit Committee and Chairman of the Compensation Committee and Human Resources Committee, respectively. Each non-employee director also received an additional $1,000 for each committee meeting attended. In addition, Messrs. Cochran and Macklin received $16,000 and $33,500, respectively, for their service as directors on certain Fund American subsidiary boards.

    Any non-management director who retires from the Board with at least five years of service as a director of the Company is entitled to an annual retirement benefit equal to 50% of the amount of the annual retainer for the year in which the retirement occurs. Eligible directors are entitled to receive the annual benefit for a period of years equal to the number of years of service or, if sooner, until death.

    Directors who are officers of Fund American do not receive any compensation for their services as directors.

                      COMPENSATION OF EXECUTIVE OFFICERS

    The following tables set forth certain information regarding the salary, incentive compensation and benefits paid by Fund American to its Chief Executive Officer, its four most highly compensated executive officers other than the Chief Executive Officer and an executive officer who retired in 1996 (collectively, the "Named Executive Officers").

                          Summary Compensation Table

  The following table reflects the cash and non-cash compensation for the Named Executive Officers.

----------------------------------------------------------------------------------------------------------------------------------
                                            Annual compensation                Long-term compensation
                                   --------------------------------------    --------------------------
                                                                               Awards         Payouts
                                                                             -----------    -----------

                                                                    Other
                                                                   annual
          Name and                                                compen-       Options/         LTIP             All other
     principal position        Year       Salary     Bonus         sation       SARs (#)      payouts (a)      compensation
----------------------------------------------------------------------------------------------------------------------------------
John J. Byrne                  1996     $425,000  $240,000        $     0              0       $3,552,413          $139,288(c)
Chairman, President &          1995      550,000   247,500              0              0          724,688           202,370(c)
   Chief Executive Officer     1994      550,000    74,000              0              0                0           139,999(c)

K. Thomas Kemp                 1996      288,300   171,000              0              0        1,896,300           135,455(c)
Executive Vice                 1995      222,000   116,000              0              0          130,444            87,094(c)
   President                   1994      180,000    30,000              0              0                0            30,366(c)

Allan L. Waters                1996      242,500   175,000              0              0        1,817,093            76,760(c)
Senior Vice President &        1995      200,000   107,000              0              0          159,431            41,320(c)
   Chief Financial Officer     1994      175,000    40,000              0              0                0            17,791(c)

Terry L. Baxter                1996      194,200   200,000              0              0          739,688            47,238(c)
President of FAE,              1995      162,500    63,000              0              0                0            49,944(c)
Non-Executive
   Chairman of Source One      1994      150,000    24,000              0              0                0            33,536(c)

James A. Conrad                1996      237,936   110,000          7,481(b)           0                0             7,500(d)
President & Chief Executive    1995      222,627    38,000         40,034(b)           0                0             4,500(d)
   Officer of Source One       1994      219,212    75,000         32,718(b)           0                0             4,500(d)

Robert W. Richards             1996      116,829         0          4,652(b)           0                0           442,500(e)
Chairman of                    1995      218,059    36,000         32,099(b)           0                0             4,500(d)
   Source One (retired 1996)   1994      211,528    72,000         25,295(b)           0                0             4,500(d)
==================================================================================================================================

(a)  Includes cash payments and the total market value of awards distributed.
(b) The amounts for 1996, 1995 and 1994, respectively, include $2,309, $32,578 and $25,638 for Mr. Conrad, and $2,252, $23,661 and $18,611 for Mr.
     Richards, reflecting interest reimbursements on amounts paid to purchase investment contracts with stock appreciation rights ("SARs") and reimbursements of automobile expenses.
(c) Amounts for 1996, 1995 and 1994 primarily represent principal credited to the Deferred Benefit Plan. The amounts for 1996, 1995 and 1994, respectively, also include: $0, $38,500 and $35,500 for Mr. Byrne; $54,230, $16,625 and $0 for Mr. Kemp; $35,500, $0 and $0 for Mr. Waters and $22,380,
     $16,000 and $0 for Mr. Baxter in annualized director fees paid by companies for which Fund American is entitled to board representation as a result of the Company's sizable ownership position in such companies.
(d) Represents amounts allocated to the accounts of Messrs. Conrad and Richards pursuant to Source One's employee stock ownership plan.
(e) Represents post-retirement consulting fees paid to Mr. Richards for the period from June 1996 through December 1996 of $42,500 and a payment pursuant to a agreement between Mr. Richards and Source One dated June 5, 1996. See "Other Compensation Arrangements".

                             Options and Warrants

     The following table summarizes, for the Named Executive Officers, exercises of stock options and warrants during the Company's latest fiscal year, and the number and in-the-money value of stock options and warrants outstanding as of the end of the fiscal year.

------------------------------------------------------------------------------------------------------------------------------------

                                                                                     As of December 31, 1996
                                                           -------------------------------------------------------------------------

                             Stock option, warrant and SAR              Number of unexercised stock       In-the-money value of all
                           exercises during the year ended                        options, warrants      outstanding stock options,
                                      December 31, 1996(a)                             and SARs (a)            warrants and SARs (a)
                           -------------------------------              ---------------------------      ---------------------------

                           Shares                    Value                                      Not                              Not
Name                       acquired               realized              Exercisable     exercisable      Exercisable     exercisable
------------------------------------------------------------------------------------------------------------------------------------

John J. Byrne                     0               $      0                1,000,000               0      $72,964,250(d)           $0

K. Thomas Kemp                    0                      0                    3,000(c)            0          181,500(c)            0

Allan L. Waters                   0                      0                    1,500(c)            0           84,250(c)            0

Terry L. Baxter                   0                      0                        0               0                0               0

James A. Conrad              12,800                 92,432(b)                 4,000               0          121,909               0

Robert W. Richards           18,804                151,020(b)                     0               0                0               0

====================================================================================================================================

 (a) Unless otherwise noted, amounts represent options, warrants or SARs pertaining to Fund American Shares.
 (b) Represents the exercise of an in-the-money SAR attached to an investment contract. The investment contracts were awarded to Messrs. Conrad and Richards in 1993 in exchange for all their shares of Source One common stock.
 (c) Amounts include 1,000 and 500 stock options for Messrs. Kemp and Waters, respectively, and $44,260 and $21,095 of in-the-money value for Messrs. Kemp and Waters, respectively, pertaining to stock options to acquire from the Company Shares of Common Stock of White River ("White River Shares"). Such stock options were issued as a result of the distribution of approximately 74% of the outstanding White River Shares to Fund American's shareholders in December 1993 (the "Distribution").
 (d) Amount is presented net of Mr. Byrne's basis in his unexercised warrants. The warrants are exercisable through January 2, 2002; however, Mr. Byrne shall not exercise any of the warrants until the day after his employment by the Company is terminated.


            Long-Term Incentive Plans - Awards in Last Fiscal Year

     The following table summarizes the Incentive Plan awards made to the Named Executive Officers during the latest fiscal year. Such awards consisted entirely of performance shares.

----------------------------------------------------------------------------------------
                         Number of
                       performance     Performance
                            shares      period for   Estimated future payouts in Shares:
                           awarded          payout   -----------------------------------
Name                                                 Threshold      Target       Maximum
----------------------------------------------------------------------------------------
John J. Byrne             5,000(a)          3 yrs.           0       5,000         5,000
K. Thomas Kemp           15,000(a)          3 yrs.           0      15,000        15,000
Allan L. Waters          11,000(a)          3 yrs.           0      11,000        11,000
Terry L. Baxter           7,000(a)          3 yrs.           0       7,000         7,000
James A. Conrad                 0                0           0           0             0
Robert W. Richards              0                0           0           0             0
========================================================================================

 (a) Such performance shares are payable upon completion of pre-defined business goals and are payable in cash based on the market value of Shares at the time of payment. The target performance criteria for Messrs. Byrne, Kemp, Waters and Baxter's 1996 performance share award is the attainment of a corporate annualized return on equity ("ROE") of 13%. The determination of ROE considers the rate of growth of the book value, market value and economic value of Shares with dividends reinvested. At a ROE equal to or in excess of 13%, the performance shares will become 100% payable. At a ROE of less than 13% the percentage of performance shares payable could decline to 0%.

Other Compensation Arrangements

  At the Company's 1995 Annual Meeting, shareholders approved a five-year employment agreement between the Company and John J. Byrne (the "Agreement"). The Agreement principally calls for: (i) Mr. Byrne to continue to serve as Chairman and Chief Executive Officer of the Company until December 31, 1999 at an annual salary of no more than $550,000; (ii) an extension of the term of 1,000,000 warrants he currently holds to purchase Shares to January 2, 2002;
(iii) Mr. Byrne to forego the exercise of the 1,000,000 warrants extended until the day after his employment by the Company has ended; and (iv) a Company guarantee of a recourse loan obtained by Mr. Byrne from a third party, in an amount up to $15.0 million. As of March 1, 1996, Mr. Byrne's annual salary was set at $400,000.

  In connection with the June 1996 retirement of Mr. Richards as Chairman of Source One and pursuant to a certain agreement among him and Source One dated June 5, 1996, Source One agreed to pay Mr. Richards (who is currently 54 years of age) the following: (i) retirement benefits that would have accrued to Mr. Richard's benefit under Source One's qualified pension plan as if he had retired at age 58 (representing 30 years of credited service), (ii) a consulting fee of $5,000 per month from June 1996 to December 1996, (iii) a lump sum payment of not less than $400,000 in satisfaction of any claims he would have been entitled to pursuant to Source One's various incentive compensation plans, and (iv) certain medical and dental benefits.

  Pursuant to the Incentive Plan, under some circumstances such as a "Change in Control" followed by a termination without cause, constructive termination or an "Adverse Change" in the Incentive Plan, stock options will generally become fully exercisable and performance shares will become partially or fully payable. Such circumstances are more fully described in the Incentive Plan.

Certain Transactions

  For corporate travel purposes Fund American jointly owns two short-range aircraft with Haverford Utah, LLC ("Haverford"). Messrs. Byrne and Kemp are principals of Haverford. Both aircraft were acquired from unaffiliated third parties during 1996. In exchange for Haverford's 20% ownership interest in the aircraft, Haverford contributed capital equal to 20% of the total initial cost of the aircraft and Haverford bears the full costs of its usage and maintenance of the aircraft pursuant to a Joint Ownership Agreement dated September 16, 1996.

  Prior to the Joint Ownership Agreement, Fund American was a party to a "dry lease" agreement dated January 2, 1995 for the use of aircraft owned by Haverford Transportation Inc. ("HTI") for corporate travel purposes. Messrs. Byrne and Kemp are the sole shareholders of HTI. During 1996, 1995 and 1994 Fund American paid HTI a total of $279,739, $183,563 and $190,150, respectively, pursuant to the dry lease arrangement. The terms of the agreement provided for the use of HTI's aircraft (excluding pilot and fuel) for a fixed hourly charge of $200 for a single engine piston aircraft and $800 to $1,000 for a twin engine turbine aircraft. Based on the Company's experience in operating comparable aircraft, the hourly operating charges incurred by Fund American pursuant to the HTI dry lease are considered to be representative of the actual hourly costs of operating HTI's aircraft. Fund American believes that its arrangement with HTI was on terms that were no less favorable to Fund American than would generally be available if secured through an arrangement with an unaffiliated third party.

  In December 1993, BYRNE & sons, l.p. ("BYRNE & sons"), a partnership in which Mr. Byrne is the sole general partner, made an investment in the Merastar Partners Limited Partnership and the Southern Heritage Limited Partnership (the "Partnerships"). The Partnerships are involved in various property and casualty insurance ventures. Shortly after making its investment, BYRNE & sons offered one-third of the investment in the Partnerships to Fund American on equal terms and conditions. In May 1994 Fund American accepted the offer and paid BYRNE & sons a total of $338,558 representing reimbursement for one-third of Byrne & sons' cost for its investment in the Partnerships including interest of $5,225 at a 6.0% annual rate.

Compliance With Section 162(m) of the Internal Revenue Code

  Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for certain compensation over $1 million. The Compensation Committee intends to preserve the Company's deduction for compensation paid by mandating that all Named Executive Officers automatically defer any potentially nondeductible compensation payable in any given year in excess of $1 million into the Deferred Compensation Plan until such a time as the compensation would be fully deductible by the Company.


                          REPORTS OF THE COMPENSATION
                            COMMITTEES ON EXECUTIVE
                                 COMPENSATION

  Salary and bonus compensation for Messrs. Byrne, Kemp, Waters and Baxter is established by the Human Resources Committee of the Board. Stock based compensation for Messrs. Byrne, Kemp, Waters and Baxter is established by the Compensation Committee of the Board. All compensation matters for Messrs. Conrad and Richards are established by the Human Resources Committee of the Source One Board of Directors (the "Source One Committee") which is comprised of Messrs. Terry L. Baxter, Gordon S. Macklin and Roger K. Taylor (Chief Operating Officer of FSA).

Fund American Compensation

  The Human Resources Committee and the Compensation Committee (collectively, the "Committees") are comprised entirely of certain non-employee directors. The Committees have responsibility for developing, administering and monitoring the executive compensation policies of the Company.

  Fund American's executive compensation policies are designed with one goal in mind maximization of shareholder value over long periods of time. The Committees believe that this goal is best pursued by utilizing a pay-for-performance program which serves to attract and retain superior executive talent and provide management with performance-based incentives to maximize shareholder value. Through the compensation program, the Committees seek to maximize shareholder value by aligning closely the financial interests of Fund American's management with those of the Company's shareholders.

  The Committees believe that the most appropriate indicator of shareholder return is the Company's ROE as measured by growth in market value, book value and economic value per Share, each measured with dividends reinvested. The Committees believe that, over long periods of time, maximizing the Company's ROE will optimize shareholder returns.

  The Committees believe that the performance-based compensation of the Company's executive officers should be payable only if the Company achieves truly superior returns for its shareholders. Therefore, many of Fund American's performance-based compensation programs are directly linked to achievement of an annualized ROE for the Company at least equal to the market yield available from ten-year United States Treasury notes plus 700 basis points, a total return which has been in the 13% to 15% range in recent years. The Committees believe that such returns are a challenging target for the Company in its current form.

  Compensation of Fund American's management team, including the Named Executive Officers, consists primarily of three components: base salary, annual bonus and long-term incentive awards. When establishing each element of compensation, the Committees consider the total compensation earned by or potentially available to each member of management.

Human Resources Committee
-------------------------

Base Salary. Base salary for each Named Executive Officer is established annually, generally as of March 1. When establishing base salaries of the Named Executive Officers, the Human Resources Committee considers numerous factors including: qualifications of the executive; the corporate responsibilities of the executive; the executive's performance since his or her last salary adjustment; and, for all executives except Mr. Byrne, the recommendations of Mr. Byrne.

Annual Bonus. For 1996 the target annual bonus pool for all eligible employees of the Company was equal to 50% of eligible base salary at a 13% annual ROE.
The aggregate size of the annual bonus pool could vary from 0% to 100% of eligible salary. When establishing the aggregate size of the annual bonus pool, the Human Resources Committee considers numerous factors including performance versus the objectives set forth in the Company's Annual Business Plan, in particular the Company's financial performance for the latest fiscal year as measured by ROE, and the recommendations of Mr. Byrne. The Human Resources Committee reviews the Annual Business Plan with management near the beginning of the year and approves the plan after changes required by the Human Resources Committee, if any, are made.

  After establishing the aggregate size of the annual bonus pool, the Human Resources Committee then considers the distribution of the bonus pool among the executive officers and certain other key employees of the Company. Each participant's allocation of the pool is determined after considering numerous factors including individual achievements as compared to objectives included in the Annual Business Plan, the contribution of such achievements to the Company's overall financial performance, and the recommendations of Mr. Byrne. Mr. Byrne receives an annual bonus, as a percent of his salary, equal to no more than the average bonus percentage received by all other employees eligible to participate in the bonus pool.

  For 1996 the Human Resources Committee determined that the financial results of the Company warranted a bonus pool equal to 60% of aggregate base salary.
The principal factors considered by the Human Resources Committee in determining the size of the 1996 pool were: (i) the Company's 1996 ROE performance of 27.4%, as measured by change in economic value per share, versus a 13% target ROE (the predominant factor); (ii) the Company's 1996 ROE performance of 29.6% as measured by change in market value per share; (iii) the progress made in re-deploying the Company's passive investment portfolio into strategic operating investments; and (iv) overall favorable results versus certain specific objectives contained in the 1996 Annual Business Plan, partially offset by; (v) less than target ROE performance of 10.0%, as measured by change in book value per share.


     Gordon S. Macklin, Chairman
     Howard L. Clark
     Howard L. Clark, Jr.
     Robert P. Cochran
     George J. Gillespie, III
     Frank A. Olson
     Arthur Zankel


Compensation Committee
----------------------

Long-Term Incentive Awards.   The Incentive Plan provides for granting to
executive officers and certain other key employees of the Company various types of stock-based incentive awards including stock options and performance shares.

  Stock options are rights to purchase a specified number of Shares at or above the fair market value of Shares at the time the option is granted. Stock options generally vest over a four-year period and expire no later than ten years after the date on which they are granted.

  Performance shares are conditional grants (payable subject to the achievement of specific financial goals) of a specified maximum number of Shares, payable generally at the end of three- to five-year periods or as otherwise determined by the Compensation Committee. Although performance shares are denominated in Shares at market value, they are generally paid in cash.

  The Compensation Committee believes that stock-based awards made pursuant to the Incentive Plan are the most effective method of providing incentives for management to strive to maximize shareholder value over the long term. The Compensation Committee's conclusion is based on the following factors: (i) such awards vest or are earned over multi-year periods; (ii) such awards are generally made in the form of Shares or derivatives thereof, which helps to align the interests of management with those of the Company's shareholders; and
(iii) the majority of Incentive Plan awards made over the last three fiscal years are linked to the achievement of a 13% to 15% ROE over the applicable performance period.

  In 1996 Messrs. Byrne, Kemp, Waters and Baxter were granted 5,000, 15,000, 11,000 and 7,000 performance shares, respectively, which were awarded by the Compensation Committee at its February 21, 1996 meeting. The performance period for such awards began on January 1, 1996 and will continue through December 31, 1998. The target performance criteria for Messrs. Byrne, Kemp, Waters and Baxter's 1996 performance share award is the attainment of a 13% ROE.

  As of December 31, 1996 Messrs. Byrne, Kemp, Waters and Baxter had, pursuant to a 1993 grant of performance shares, 30,000, 5,400, 6,600 and 0 performance shares eligible for payout on December 31, 1996 subject to the attainment of a 15% target ROE. The performance shares eligible for payout in 1996 represented 60% of the performance shares originally granted in 1993. During the 1993 to 1996 performance period, the Company attained an ROE of 15.2%, 16.0% and 10.4% as measured by the change economic value (the predominant factor), market value and book value, respectively, calculated in accordance with the Incentive Plan. In light of the ROE's attained, the Compensation Committee at its January 24, 1997 meeting determined that 91% of such performance shares would become immediately payable and that all unearned performance shares granted in 1993 would be cancelled. As a result of certain anti-dilution provisions of the Incentive Plan which were triggered by the Distribution, such performance shares paid in January 1997 were valued as being equal to the market value of one Fund American Share plus one-half the market value of one White River Share.

  As of December 31, 1996 Messrs. Byrne, Kemp, Waters and Baxter had, pursuant to a 1994 grant of performance shares, 0, 17,000, 14,000 and 10,000 performance shares eligible for payout on December 31, 1996 subject to the attainment of a 13% target ROE. The performance shares eligible for payout in 1996 represented 100% of the performance shares originally granted in 1994. During the 1994 to 1996 performance period, the Company attained an ROE of 14.3%, 8.4% and 6.8% as measured by the change economic value (the predominant factor), market value and book value, respectively, calculated in accordance with the Incentive Plan. In light of the ROE's attained, the Compensation Committee at its January 24, 1997 meeting determined that 75% of such performance shares would become immediately payable and that all unearned performance shares granted in 1994 would be cancelled. Such performance shares paid in January 1997 were valued as being equal to the market value of one Fund American Share.

     Gordon S. Macklin, Chairman
     Howard L. Clark
     Robert P. Cochran
     Frank A. Olson


Source One Compensation

  Source One's compensation programs include three components: base salary, annual bonus and long-term incentive awards. Emphasis is placed on the two performance-based components -- annual bonus and long-term incentive awards. Maximization of shareholder return, as measured by certain indicators of Source One's financial performance selected by the Source One Committee, are the primary factors used by the Source One Committee to determine pay-for-performance compensation for Messrs. Conrad and Richards.

  The Source One Committee also considers the relative achievement towards goals established in Source One's Annual Business Plan when determining compensation amounts for Messrs. Conrad and Richards. Source One's Annual Business Plan is submitted to, reviewed by and approved by the Source One Board of Directors near the beginning of each year. Copies of the Source One Annual Business Plan are then provided to the Fund American Board.

Base Salary. The philosophy of Source One's salary program is to provide individual salaries that properly reflect the responsibilities of each position and assure that salary levels maintain a competitive relationship while offering appropriate recognition for performance. The base salaries of Messrs. Conrad and Richards are considered and established annually by the Source One Committee. Among the factors considered by the Source One Committee are the qualifications of the executive, the corporate responsibilities of the executive, the performance of the executive since his or her last salary adjustment, and the recommendations of Mr. Baxter.

Annual Bonus. Annual bonuses are paid under an incentive compensation plan which is designed to attract and retain the services of selected key officers who are in a position to make a material contribution to the successful operation of Source One. Incentive compensation awards are made on the basis of individual performance during the plan year from an award pool. When determining the amounts to be awarded to a participant (including Messrs. Conrad and Richards), the Source One Committee considers each individual's contribution towards attainment of goals established in Source One's Annual Business Plan. These goals are principally focused towards the achievement of specified operating earnings and economic return on equity ("EROE") targets. For 1996, the Source One Committee determined that the financial results of Source One warranted a bonus pool of 25%. The principal factors considered by the Source One Committee in determining the size of the 1996 bonus pool were: (i) an attained EROE for 1996 of 14.3% (the predominant factor), partially offset by;
(ii) reported operating earnings below Source One's 1996 Annual Business Plan; and (iii) overall favorable results versus certain specific objectives contained in Source One's 1996 Annual Business Plan.

Long-Term Incentive Awards. These awards are made primarily pursuant to Source One's performance share plan, the purpose of which is to advance the interests of Source One's shareholder by providing equity-based incentives to certain key employees. Payout of such awards is primarily based on the achievement of certain predefined corporate EROE goals.

  For 1996 there were no new stock-based awards made to Messrs. Conrad and Richards. As of December 31, 1996 Messrs. Conrad and Richards held 4,000 and 0
SARs, respectively.   The value of each SAR is equal to the positive difference
between (i) $86.625 and (ii) the closing price of one Share on the date preceding the exercise of the SAR multiplied by a factor of 1.223. The SARs are fully vested and expire upon termination of employment or upon exercise of their related investment contracts to which the SAR is attached. The investment contracts were awarded to Messrs. Conrad and Richards in 1993 in exchange for all their shares of Source One common stock. During 1996 Messrs. Conrad and Richards exercised a portion of their investment contracts and, as a result, realized $92,432 and $151,020 in the form of in-of-the-money SARs, respectively.

  As of December 31, 1996 Messrs. Conrad and Richards had 20,007 and 0 performance shares outstanding, respectively. The outstanding performance shares may be earned based on a pre-defined fixed formula in four equal tranches over three overlapping three-year periods. Each tranche remaining represents 6,669 and 0 performance shares at the target EROE for Messrs. Conrad and Richards, respectively.

  The actual EROE achieved for the first tranche, as measured over the performance period beginning January 1, 1994 and ending December 31, 1996, was determined to be 5.6% which was less than the required minimum EROE of 6.8%. Accordingly, no performance shares were paid for 1996 and such performance shares were cancelled. The performance period for the second tranche is January 1, 1995 through December 31, 1997, and the related minimum, target and maximum EROE's are 8.8%, 14.8% and 21.8%, respectively. The performance period for the third tranche is January 1, 1996 through December 31, 1998, and the related minimum, target and maximum EROE's are 6.6%, 12.6% and 19.6%, respectively. The performance period for the fourth tranche is January 1, 1997 through December 31, 2000, and the related minimum, target and maximum EROE's are 7.4%, 13.4% and 20.4%, respectively.

     Terry L. Baxter, Chairman
     Gordon S. Macklin
     Roger K. Taylor

                           SHAREHOLDER RETURN GRAPH

  The following graph shows the five-year cumulative total return for a shareholder who invested $100 in Shares (New York Stock Exchange symbol "FFC") at the close of business on December 31, 1991, assuming re-investment of dividends. For comparison, cumulative returns for the five-year period ended December 31, 1996, are also shown for the Standard & Poor's 500 Stocks (Property & Casualty) Capitalization Weighted Index ("S&P P&C") , the Standard & Poor's 500 Stocks Capitalization Weighted Index ("S&P 500") and the Standard & Poor's Financial Services Index ("S&P FIN").

  The S&P P&C has been presented below for the first time in the 1997 Proxy Statement. The Company believes that this index provides a more relevant comparison against the Company's performance than the S&P FIN given the fact that the Company's investment in Source One (which is primarily a financial services company) has significantly decreased in recent years and the Company's investment in White Mountains (primarily a property and casualty insurance company) has significantly increased over the same period. The Company intends to present its performance only against the S&P P&C and S&P 500 in its future filings.


                           [LINE GRAPH APPEARS HERE]

                       Five-Year Cumulative Total Return
                  (value of $100 invested December 31, 1991)


                    1991    1992    1993    1994    1995    1996
                 ------------------------------------------------
        FFC       $100.0  $103.0  $134.9  $124.1  $128.4  $166.5

        S&P P&C    100.0   117.1   115.0   120.7   163.4   198.5

        S&P 500    100.0   107.6   118.5   120.0   165.1   203.1

        S&P FIN    100.0   123.4   137.1   132.2   204.1   275.9
                 ------------------------------------------------

                              COMPENSATION PLANS

Retirement Plans

  All Named Executive Officers employed by the Company participate solely in Fund American retirement plans. All Named Executive Officers employed by Source One participate solely in Source One retirement plans.

Fund American Retirement Plans

  In 1996 Messrs. Byrne, Kemp, Waters and Baxter participated in the Deferred Benefit Plan, a nonqualified defined contribution plan established for the purpose of providing retirement and postretirement benefits. The amount of annual contributions to the Deferred Benefit Plan are determined using actuarial assumptions which, through 1994, were similar to those of Source One's Retirement Plans (which are described below). In 1995 the Committee eliminated the limit on salary and bonus (previously equal to 135% of salary) which is considered to calculate annual contributions to the Deferred Benefit Plan. Participants in the Deferred Benefit Plan may choose between four investment options for their plan balances. Amounts credited to the Deferred Benefit Plan accounts of such individuals have been included in the Summary Compensation Table.

  Each of Messrs. Byrne, Cochran, Kemp, Waters and Baxter may also participate voluntarily in the Deferred Compensation Plan. Pursuant to the Deferred Compensation Plan, Executive Officers and Directors may defer all or a portion of qualifying remuneration payable by Fund American. Amounts deferred pursuant to the Deferred Compensation Plan are included in the Summary Compensation Table. Participants in the Deferred Compensation Plan may choose between four investment options for their plan balances.

  As of December 31, 1996 the account balances of Messrs. Byrne, Cochran, Kemp, Waters and Baxter under both the Deferred Benefit Plan and Deferred Compensation Plan included 27,171; 737; 4,436; 18,614 and 824 Phantom Shares, respectively. Such Phantom Shares are payable only in cash.

Source One Retirement Plans

  Mr. Conrad participates in Source One retirement plans under which they are entitled to receive estimated annual retirement benefits in accordance with the table shown below. The level of benefits shown in the table does not reflect a reduction to be made based on compensation for which social security taxes were paid by Source One on behalf of each participant.

-------------------------------------------------------------------------------------------------------------
                                                    Gross annual benefit paid as a straight-life annuity
  Average eligible compensation for five          (to be reduced by .485% of average salary up to covered
      highest paid consecutive years               compensation, that is, the average of social security
     in the last ten years of service                 wage bases for the 35 years prior to retirement)
------------------------------------------    ---------------------------------------------------------------
                                                15 years    20 years     25 years       30 years     35 years
                                              ----------   ---------    ---------      ---------    ---------
                 $125,000                       $ 30,000    $ 40,000     $ 50,000       $ 60,000     $ 70,000
                  150,000                         36,000      48,000       60,000         72,000       84,000
                  175,000                         42,000      56,000       70,000         84,000       98,000
                  200,000                         48,000      64,000       80,000         96,000      112,000
                  225,000                         54,000      72,000       90,000        108,000      126,000
                  250,000                         60,000      80,000      100,000        120,000      140,000
                  300,000                         72,000      96,000      120,000        144,000      168,000
                  400,000                         96,000     128,000      160,000        192,000      224,000
                  450,000                        108,000     144,000      180,000        216,000      252,000
                  500,000                        120,000     160,000      200,000        240,000      280,000
=============================================================================================================

  Participants in the Source One retirement plans are eligible to receive normal retirement benefits at age 65, reduced normal retirement benefits at age 55, or a deferred vested benefit if they terminate employment prior to retirement but after five years of service. Such benefits are based on each participant's average eligible compensation for the five highest paid consecutive years in his or her last ten years before retirement or termination and on total years of credited service at retirement up to a maximum of 35 years. Annual eligible compensation for Mr. Conrad includes base salary plus bonus received, but is limited to not more than one and one-third of base salary in total. Benefits for Mr. Conrad accrued under the Source One retirement plans are based on 1996 eligible compensation amounts of $150,000.

  Benefits under the Source One retirement plans for a single person are computed on a straight-life basis and benefits for a married person are generally computed on a joint and 50% survivor basis, subject to each participant's right to elect alternative survivor benefits.

  As of December 31, 1996 Mr. Conrad had 13 whole years of credited service for purposes of computing his benefits under the Source One retirement plans.


                       COMPENSATION COMMITTEE INTERLOCKS
                         AND INSIDER PARTICIPATION IN
                            COMPENSATION DECISIONS

Fund American Committee

  The Company notes the following relationships and transactions pertaining to Messrs. Clark, Jr., Cochran, Gillespie, Macklin and Zankel who are members of the Compensation Committee and/or the Human Resources Committee.

  Mr. Clark, Jr. is Vice Chairman of Lehman Brothers, Inc. Lehman Brothers Inc. has, from time to time, provided various services to Fund American including investment banking services, brokerage services, underwriting of debt and equity securities and financial consulting services.

  Mr. Cochran is Chief Executive Officer of FSA. As of December 31, 1996 Fund American had a 23.0% voting interest in FSA. During 1996, Mr. Kemp served as the Chairman of FSA's compensation committee which determines Mr. Cochran's compensation. FSA has also been retained by Fund American to manage portions of its fixed maturity portfolio.

  Mr. Gillespie is a Partner in the firm Cravath, Swaine & Moore, which has been retained by Fund American from time to time to perform legal services.

  Mr. Macklin is non-executive Chairman of White River. White River was formerly a wholly-owned subsidiary of the Company. The Company currently owns 1,014,750 White River Shares, or approximately 20.8% of the outstanding White River Shares.

  Mr. Zankel is Co-Managing Partner of First Manhattan Co. First Manhattan Co. has provided brokerage, discretionary investment management and non-discretionary investment advisory services to Fund American from time to time.

  Fund American believes that all the preceding transactions were on terms that were reasonable and competitive. Additional transactions of this nature may be expected to take place in the ordinary course of business in the future.

Source One Committee

  Source One had no instances of compensation committee interlocks or insider participation in compensation matters during 1996.

Certain Filings

  Pursuant to SEC rules relating to the reporting of changes in beneficial ownership of the Company, Mr. Byrne inadvertently failed to file a Form 4 pertaining to shares he gifted in November 1995. Upon discovery of this oversight, Mr. Byrne properly reported the transaction in 1996.

                                  PROPOSAL 2

                      APPOINTMENT OF INDEPENDENT AUDITORS

  The Audit Committee of the Board has recommended KPMG Peat Marwick LLP ("KPMG") for appointment as the Independent Auditors of Fund American. Subject to shareholder approval, the Board has appointed KPMG as Fund American's Independent Auditors for 1997. Representatives from KPMG and Ernst & Young LLP (the Company's auditors for 1996) will attend the 1997 Annual Meeting, will be provided with the opportunity to make a statement and will be available to answer appropriate questions.

  The Board recommends a vote FOR Proposal 2 approving the appointment of KPMG as Fund American's Independent Auditors for 1997.


                                 OTHER MATTERS

Manner of Voting Proxies

  Shares represented by all valid proxies received will be voted in the manner specified in the proxies. Where specific choices are not indicated, the Shares represented by all valid proxies received will be voted: (i) for election of the nominees named earlier in this Proxy Statement as directors; and (ii) for the appointment of KPMG as Independent Auditors. Should any matter not described above be acted upon at the meeting, the persons named in the proxy card will vote in accordance with their judgment. The Board knows of no other matters which are to be considered at the 1997 Annual Meeting.

Votes Required for Approval

  The proposals require a favorable vote of a majority of the votes actually cast with respect thereto (excluding abstentions and Shares not voted).

Inspectors of Election

  First Chicago Trust Company of New York, P.O. Box 2532, Jersey City, New Jersey 07303-2532, has been appointed as Inspectors of Election for the 1997 Annual Meeting. Representatives of First Chicago Trust Company of New York will attend the 1997 Annual Meeting to receive votes and ballots, supervise the counting and tabulating of all votes and ballots, and determine the results of the vote.

Costs of Solicitation

  The solicitation of proxies will be made primarily by mail; however, directors, officers, employees and agents of the Company may also solicit proxies by telephone, telegram or personal interview. Solicitation costs will be paid by the Company. Upon request, the Company will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding proxy materials to their principals.

Available Information

  The Company and Source One are subject to the informational reporting requirements of the Exchange Act. In accordance therewith, the Company files reports, proxy statements and other information with the SEC, and Source One files reports and other information with the SEC.

  The Company will provide to each person to whom a copy of this Proxy Statement is delivered, upon request and without charge, copies of all documents (excluding exhibits) filed by the Company with the SEC. Written or telephone requests should be directed to the Corporate Secretary, Fund American Enterprises Holdings, Inc., 80 South Main Street, Hanover, New Hampshire 03755-2053, telephone number (603) 643-1567.

Proposals by Shareholders for the 1998 Annual Meeting of Shareholders

  If any shareholder that is a qualified holder of record of Shares having an aggregate market value of at least $1,000 wishes to present a proposal for action at the 1998 Annual Meeting of Shareholders, such proposal must be received by the Corporate Secretary at 80 South Main Street, Hanover, New Hampshire 03755-2053, no later than February 27, 1998 in order to be considered for inclusion in the Company's 1998 Proxy Statement. Under the Company's Bylaws, a shareholder proposal shall include (in addition to any requirements of law):
(i) a brief description of the proposal and the reasons for action upon it at the 1998 Annual Meeting of Shareholders (and in the event that the proposal includes an amendment to the Company's Certificate of Incorporation, the language of the proposed amendment); (ii) the name and address of the shareholder making the proposal; (iii) a representation that the shareholder is a qualified holder of record of Shares having an aggregate market value of at least $1,000 and that the shareholder intends to appear at the meeting, in person or by proxy; and (iv) any material interest of the shareholder in such proposal.

  By Order of the Board of Directors


  Dennis P. Beaulieu, Corporate Secretary


  March 29, 1997

    -----             FUND AMERICAN ENTERPRISES HOLDINGS, INC.
P                                         -----

R    PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR THE
O                           ANNUAL MEETING MAY 29, 1997

X
Y The undersigned hereby appoints John J. Byrne and Gordon S. Macklin, and each of them, proxies, with full power of substitution, to vote all Shares of the undersigned at the 1997 Annual Meeting of shareholders to be held May 29, 1997, and at any adjournment thereof, upon all subjects that may properly come before the meeting including the matters described in the proxy statement furnished herewith, subject to any directions indicated on the reverse of this card or below. IF NO DIRECTIONS ARE GIVEN, THE PROXIES WILL VOTE FOR THE ELECTION OF DIRECTORS, FOR THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS INDEPENDENT AUDITORS, AND AT THEIR DISCRETION ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

                                  (Change of
                              Address/Comments)
    Your vote for the
    Election of Directors may
    be indicated on the        ----------------
    reverse. The following     ----------------
    Directors are being        ----------------
    nominated at this meeting  ----------------
    for election to terms      (If you have
    ending in the year         written in the
    indicated.                 above space,
                               please mark the
                               corresponding
                               box on the
                               reverse side of
                               this card).

    2000. Howard L. Clark, Jr.
          Robert P. Cochran
          Arthur Zankel

YOUR VOTE IS IMPORTANT! PLEASE SIGN AND DATE
ON THE REVERSE SIDE AND RETURN PROMPTLY IN
THE ENCLOSED POSTAGE-PAID ENVELOPE OR
OTHERWISE TO FIRST CHICAGO TRUST COMPANY OF
NEW YORK, POST OFFICE BOX 8085, EDISON, NEW
JERSEY 08818-9052.

                                             SEE
                                           REVERSE
                                             SIDE
          PLEASE RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE

--

X  PLEASE MARK YOUR
   VOTES AS IN THIS
   EXAMPLE.


This proxy when properly executed will
be voted in the manner directed herein.
If no directions are made, this proxy
will be voted FOR the Election of
Directors and FOR the Appointment of
Independent Auditors.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.
--------------------------------------------------------------------------------


FOR WITHHELD        FOR AGAINST         ABSTAIN


 1. Election of Directors
    (see reverse)


 2. Appointment of Independent Auditors

FOR, except vote withheld from the following nominee(s)
------------
  Change
      of
 Address
Comments
      on
 Reverse
    Side
The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournment thereof.
Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 SIGNATURE(S)DATE